Garrison Capital Inc. Declares Third Quarter Distribution of $0.35 Per Share and Announces Second Quarter Financial Results and Earnings Call

NEW YORK, NEW YORK – August 8, 2013 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the quarter ended June 30, 2013.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Second Quarter 2013 Highlights

×	Net increase in net assets resulting from operations for the quarter ended June 30, 2013 was $6.8 million, or $0.41 per share;

×	Net investment income of $5.0 million or $0.30 per share

×	Net realized gains of $0.6 million or $0.04 per share

×	Net change in unrealized appreciation of investments of $1.2 million or $0.07 per share; and

×	Our board of directors declared a third quarter distribution of $0.35 per share, payable on September 26, 2013 to stockholders of record as of September 12, 2013.

Consolidated Results of Operations

Consolidated operating results for the three months ended June 30, 2013 are as follows:

Three Months Ended June 30, 2013
Dollar amounts in thousands, except per share data	(Unaudited)
Net investment income	$5,047
Total investment income	$7,611
Net expenses	$2,565
Net realized gain on investments	$585
Net change in unrealized appreciation on investments	$1,165

Net investment income per share	$0.30
Net realized gain on investments per share	$0.04
Net earnings per share	$0.41

Total investment income for the three months ended June 30, 2013 was $7.6 million and net investment income was $5.0 million. Total expenses net of fee waivers for the three months ended June 30, 2013 were $2.6 million.

We realized a net gain on investments of $0.6 million and net unrealized appreciation on investments of $1.2 million.

Net realized gains for the three months ended June 30, 2013 resulted from the early full repayment of nine loans, the sale of three loans and other partial repayments.

The net change in unrealized depreciation for the three months ended June 30, 2013 was driven by the increase in the unrealized value of one portfolio company in the amount of $1.7 million and the increase in the market value of the remaining portfolio in the amount of $0.4 million offset by the reversal of prior period unrealized appreciation of $(0.5) million and the negative credit related adjustment of two portfolio investment in the amount of $(0.4) million.

Portfolio and Investment Activities

For the three months ended June 30, 2013, we executed net purchases or originations of investments in the amount of $137.0 million, $101.9 million of which was in our core portfolio which we define as those investments that generally yield 9.0% or greater.

For the three months ended June 30, 2013 we purchased, originated or participated in eleven new investments in our core portfolio totaling $110.3 million of par which represents an average new loan size of $10.0 million with a weighted average yield of 10.9%. Of the eleven new investments, four totaling $42.8 million of par (cost of $42.4 million) were part of a loan portfolio purchase, one for $5.0 million represents investments in consumer loans with unlevered returns (net of estimated credit losses) of approximately 10.4%, two totaling $22.0 million of par (cost of $20.0 million) represent originated assets, three totaling $26.2 million (cost of $25.5) represent club assets, and one was an additional purchase of $14.3 million (cost of $14.2 million). Partial repayments in our core portfolio were $4.8 million.

For the three months ended June 30, 2013 we purchased or participated in twenty-two new investments in our transitory portfolio, which we have defined as those investments below the low end of our core portfolio yield target of 9.0%, totaling $89.8 million of par (cost of $83.0 million) which represents an average new loan size of approximately $4.1 million with a weighted average yield of 6.8%. Of the twenty-two new investments, five totaling $22.3 million of par (cost of $16.3 million) were part of a loan portfolio purchase. Early full repayments on nine loans in our transitory portfolio totaling par of $36.2 million, sales of three loans totaling par of $5.9 million and other partial repayments totaling par of $5.1 million, resulted in $0.6 million in net realized gains for the period.

As of June 30, 2013, we held investments in 83 portfolio companies with a fair value of $418.1 million. As of June 30, 2013 our portfolio had an average investment size of approximately $4.7 million, a weighted average yield of 8.8% and a weighted average contractual maturity of 48 months.

The below table shows select information of our portfolio as of June 30, 2013.

Summary of Portfolio characteristics ($ in millions)	June 30, 2013

Total Market Value	$418.10
Number of portfolio companies	83

Average investment size (1)	$4.70
Weighted average yield (2) (3)	8.8%
Weighted average price (1)	97.1

First lien	93.8%
Second lien	3.3%
Consumer loans	1.2%
Mezzanine	0.0%
Equity	1.7%

Core	48.3%
Transitory	51.7%

Originated (4)	17.2%
Club (5)	11.6%
Purchased	71.2%

Fixed (1)	1.7%
Floating (2)	98.3%

Performing (1)	98.8%
Non-performing (2)	1.2%

Weighted average debt / EBITDA (1) (2)	3.8x
Weighted average risk rating	2.17

(1)	Excludes consumer loans and equity investments

(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments

(3)	Excludes the impact of HC Cable Opco, LLC which was purchased with the expectation of a refinance event in the near term

(4)	Originated positions include investments where we have sourced and led the execution of the deal and typically funded the entire loan

(5)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not source or lead the deal

Liquidity and Capital Resources

As of June 30, 2013, we had cash and cash equivalents of $11.7 million and cash and cash equivalents, restricted of $12.7 million.

On April 2, 2013, we closed our initial public offering and concurrent private placement, raising $86.9 million in capital, net of expenses.

During the quarter, we increased our revolving credit facility by $25.0 million. As of June 30, 2013, the revolving credit facility was fully drawn.

In addition, we have identified approximately fifty-seven investments with a total par value of $226.9 million which we have defined as transitory and consist of investments below the low end of our core portfolio yield target of 9.0%.We intend to migrate out of these assets over time into those meeting our core portfolio yield. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On August 6, 2013, our board of directors approved a distribution in the amount of approximately $5.9 million, or $0.35 a share, which will be paid on September 26, 2013 to stockholders of record as of September 12, 2013.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

Earnings Webcast

We will hold a webcast at 9:15 a.m. (Eastern Time) on Tuesday, August 13, 2013 to discuss our quarterly financial results. All interested parties are welcome to participate. The webcast can be accessed at the following URL http://engage.vevent.com/rt/garrison_investment~081313. This event is being streamed and it is recommended that you listen via your computer speakers. All participants are asked to access the webcast 10-15 minutes prior to the call so that name and company information can be collected. If for any reason you are unable to stream audio, participants can listen to the audio by dialing (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 26277371.

The webcast will be available at the following URL http://engage.vevent.com/rt/garrison_investment~081313 for one year following the meeting date. An archived replay of the call will be available after the end of the conference call and will be available through August 15, 2013 to domestic callers by dialing (855) 859-2056 and to international callers by dialing (404) 537-3406. For all replays, please reference Conference ID 26277371. An archived replay will also be available online on the "Investor Relations" section of the Company’s website under the "Event Calendar" section. The Company’s website can be accessed at http://www.garrisoncapitalbdc.com.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590